Exhibit 4.9

EXECUTION VERSION (Redacted for filing)

THIS BASE METAL AND PRECIOUS METAL NET SMELTER RETURNS ROYALTIES AGREEMENT dated as of the 31 day of May, 2013.

B E T W E E N :

CANADIAN ZINC CORPORATION, a corporation incorporated and existing under the laws of the Province of British Columbia

(the “Owner”)

- and -

SANDSTORM METALS & ENERGY LTD., a corporation incorporated and existing under the laws of the Province of British Columbia

(the “Royalty Holder”)

WHEREAS the Owner owns 100% of the Prairie Creek property, comprising mining leases, surface leases and staked mineral claims, covering 8,218 hectares of land and located in the Northwest Territories, Canada, all as more particularly described and shown on a map in Schedule “A” attached hereto and forming a part hereof (the “Property”). For clarity, for the purposes of this Agreement, the Property shall include any and all renewals, extensions and replacements of the said mining leases, surface leases and staked mineral claims and shall also include any and all new mineral and real property tenures of the Owner within the map area shown on Schedule “A”, including without limitation, mining leases, surface leases, mineral claims, or similar claims and any and all renewals, extensions and replacements thereof;

AND WHEREAS the Owner is planning to develop, construct and operate a zinc, silver and lead project at the Property;

AND WHEREAS the Property is free and clear of any and all liens, charges, security interests, claims, mortgages and other encumbrances, save and except for the permitted encumbrances which are set forth in Schedule “B” attached hereto and forming a part hereof;

AND WHEREAS the Owner seeks to grant to the Royalty Holder a certain base metal net smelter returns royalty and a certain precious metal net smelter returns royalty, all on and subject to the terms and conditions herein contained;

AND WHEREAS the Parties are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions contained herein;

AND WHEREAS capitalized terms when used in these preambles shall have the respective meanings set forth in Article 1;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise provided:

“Affiliate” means with respect to a Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person;

“Ag” means silver;

“Agreement” means this Base Metal and Precious Metal Net Smelter Returns Royalties Agreement;

“Allowable Deductions” means, all costs, charges, deductions and expenses paid or incurred by the Owner for or with respect to Products comprising:

(i)
charges for treatment in the smelting, refining or other beneficiation processes (including handling, tertiary treatment, provisional settlement fees, weighing, sampling, concentrate leaching, assaying  umpire and representation fees and costs, treatment penalties, including without limitation, metal losses, and other processor deductions), but excluding costs of mining, mine site processing, handling, tertiary treatment and other beneficiation, and mine site smelting, refining and concentrating;

(ii)
costs of transporting (including loading, freight, insurance, security, surveyor fees, non-refundable transaction taxes, handling, port fees, demurrage, delay, and forwarding expenses incurred by reason of or in the course of transportation), securing and insuring Products to a smelter, refinery or other purchaser of Products, including without limitation, in the case of Ag, Pb or Zn or other metal concentrates, offsite security costs;

(iii)	costs or charges for or in connection with insurance, storage, or representation at a smelter or refinery for Products;

(iv)	any deductible required to be paid in connection with insurance proceeds paid to the Owner in respect of a Loss; and

(v)
non-refundable sales, use, severance, excise, government royalties, and ad valorem taxes and any tax on or measured by mineral production, but not including income taxes of the Owner or the Royalty Holder;

provided that where Products are processed on or off the Property in a facility wholly or partially owned by the Owner, a shareholder of the Owner or an Affiliate of the Owner or an Affiliate of a shareholder of the Owner, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis or which would not be Allowable Deductions if those Products were processed by an independent third party. There will be no Allowable Deductions from Gross Proceeds received as a result of a Loss;

“Annual Report” means a written report, in relation to any calendar year, detailing:

(i)	the number of ounces or pounds, as the case may be, of Minerals produced from the Property, on a Month by Month basis, in the applicable calendar year;

(ii)	if applicable, the names and addresses of each Offtaker to which the Minerals referred to in subsection (i) were delivered;

(iii)
the Gross Proceeds, the Allowable Deductions which were applied against the Gross Proceeds and the Net Smelter Returns for each Product which have resulted or which are estimated to result from the Minerals referred to in subsection (i), on a Month by Month basis;

(iv)
the amount of the Base Metal Royalty and the Precious Metal Royalty which have been paid to the Royalty Holder with respect to the Minerals referred to in subsection (i) on a Month by Month basis, in accordance with the provisions of this Agreement;

(v)
an updated mine operating and development plan and budget which includes updated reserves and resources, forecasted production during the upcoming annual period and any planned drilling and exploration activities within the Property during the upcoming annual period; and

(vi)
until the mine at the Property achieves commercial production, a summary of the status of any and all material permit and permit applications with respect to the Property and mining operations to be conducted thereon during the upcoming annual period;

“Audit Dispute Notice” has the meaning set forth in section 3.11;

“BCICAC” has the meaning set forth in section 8.1;

“Base Metals” means Refined Pb and Refined Zn and any other minerals generally considered to be a base metal;

“Base Metal Royalty” means 1.2% of the Net Smelter Returns from Base Metals;

“Base Metal Royalty Purchase Agreement” has the meaning set forth in section 2.1;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

“Cash Equivalent” has the meaning set forth in section 2.3;

“Charge” means a general mortgage and charge, in respect of the Base Metal Royalty and the Precious Metal Royalty, in a standard form that could reasonably be expected by a financial party to secure obligations, over the Mining Leases, which shall be in form and substance satisfactory to the Royalty Holder, acting reasonably;

“Confidential Information” has the meaning set forth in section 10.2;

“Control” or “Controlled” means, when used as a verb:

(i)
with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management or by contract, operating agreement, voting trust or otherwise;

(ii)	with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and

(iii)	when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in subsections (i) and (ii) of this definition;

“Effective Date” means the date of the execution and delivery of this Agreement by the Parties.

“Gross Proceeds” means, proceeds received or deemed to be received by the Owner from the Sale of Products from the Property, whether processed on or off of the Property, determined as follows, subject to the provisions of section 3.5:

(i)
if Products are sold by the Owner in the form of ore, doré, concentrates or metals, then the Gross Proceeds in respect of such ore, doré concentrates or metals will be equal to the amount of the proceeds actually received by the Owner from the sale of such ore, doré, concentrates or metals;

(ii)
if Products are sold by the Owner in the form of Refined Ag, then such Ag will be deemed to have been sold at the Monthly Average Silver Price for the Month in which such Ag was refined and the Gross Proceeds in respect of Ag will be determined by multiplying Silver Production for the Month by the Monthly Average Silver Price for the Month;

(iii)
if Products are sold by the Owner in the form of Refined Pb, then such Pb will be deemed to have been sold at the Monthly Average Lead Price for the Month in which such Pb was refined and the Gross Proceeds in respect of Pb will be determined by multiplying Lead Production for the Month by the Monthly Average Lead Price for the Month;

(iv)
if Products are sold by the Owner in the form of Refined Zn, then such Zn will be deemed to have been sold at the Monthly Average Zinc Price for the Month in which such Zn was refined and the Gross Proceeds in respect of Zn will be determined by multiplying Zinc Production for the Month by the Monthly Average Zinc Price for the Month; and

(v)	if there is a Loss of Products then the Gross Proceeds will be equal to the sum of the insurance proceeds actually received in respect of such Loss;

“Intercreditor Agreement” means an agreement to be entered into by the Royalty Holder, the Owner and the Senior Lenders, in each case on terms and conditions satisfactory to the Royalty Holder, acting reasonably, containing, among other things, the Intercreditor Principles and whereby the Royalty Holder agrees to subordinate the Charge created hereunder in favour of any change granted to the Senior Lenders;

“Intercreditor Principles” means the following terms:1

(i)

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(iii)

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(iv)

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“Lead Production” means either: (i) the quantity of Refined Pb measured in pounds that is outturned to the Owner’s account by a refinery; or (ii) the recoverable and saleable quantity of Pb contained in Pb bearing ores, metals (metals shall include bullion, concentrates or other forms) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties;

2 Deleted specific details deemed confidential by both parties for competitive and commercial reasons.

“Loss” means a loss of, theft of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Owner or otherwise;

“Losses” means all damages, claims, losses, liabilities, fines, penalties and expenses;

“Materials” has the meaning set forth in section 2.5;

“Metals” means Refined Ag, Refined Pb and Refined Zn;

“Minerals” means any and all economic, marketable metal bearing material, in whatever form or state, produced from the Property;

“Mining Leases” has the meaning set forth in Schedule “A” attached hereto;

“Month” means a calendar month;

“Monthly Average Lead Price” means the average London Metal Exchange – “First Session second ring” for Pb in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices reported for the Month by the number of days for which such prices were reported;

“Monthly Average Silver Price” means the average London Bullion Market Association “P.M. Silver Fix” in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices reported for the Month by the number of days for which such prices were reported;

“Monthly Average Zinc Price” means the average London Metal Exchange – First Session second ring” for Zn in United States dollars (or, should that quotation cease, another similar quotation acceptable to the Parties or, if they cannot agree, determined by arbitration hereunder), calculated by dividing the sum of all such prices reported for the Month by the number of days for which such prices were reported;

“Net Smelter Returns” means for any Product for which there has been a Sale, the Gross Proceeds from the Sale of such Product less Allowable Deductions related to such Product;

“Notice” has the meaning set forth in section 10.8;

“Offer” has the meaning set forth in section 2.3;

“Offtaker” means the counterparty to an Offtake Agreement;

“Offtake Agreement” means any refining, smelting, brokering, sale, marketing and/or processing agreement entered into by the Owner or its Affiliates with respect to Minerals produced from the Property;

“Owned Claims” has the meaning set forth in Schedule “A” attached hereto;

“Owner” has the meaning set forth in the preambles to this Agreement;

“Owner Indemnified Parties” has the meaning set forth in section 6.2;

“Party” or “Parties” means one or more of the parties to this Agreement;

“Pb” means lead;

“Permitted Encumbrance” means an encumbrance described in Schedule “B”;

“Person” means and includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, governmental agency or board or commission or authority and any other form of entity or organization;

“Precious Metals” means Refined Ag and any other minerals generally considered to be a precious metal;

“Precious Metal Royalty” means 1.2% of the Net Smelter Returns from Precious Metals;

“Precious Metal Royalty Purchase Price” has the meaning set forth in section 2.1;

Products” means all metal bearing ores mined from the Property and all concentrates and other mineral products, metals or minerals which are derived therefrom, whether so derived on or off the Property, and includes for greater certainty and without limitation, Silver Production, Lead Production and Zinc Production;

“Property” has the meaning ascribed thereto in the preambles to this Agreement;

“Proposed Metal Stream” has the meaning set forth in section 2.3, but for greater certainty and without limitation, a Proposed Metal Stream does not include a Ag, Pb or Zn loan, forward sale or similar arrangement where the Owner is obligated to make physical delivery of Products from the Property and where that delivery obligation does not last for more than five years;

“Refined Ag” means the Ag portion of marketable metal bearing material in the form of Ag that meets the specifications for Good Delivery Silver Bars under the Good Delivery Rules as published by the London Bullion Market Association from time to time being in any case of a purity of at least 99.9%;

“Refined Pb” means the Pb portion of marketable metal bearing material in the form of Pb that is refined to standards meeting or exceeding commercial standards for the sale of refined Pb, being in any case of a purity of at least 99.9%;

“Refined Zn” means the Zn portion of marketable metal bearing material in the form of Zn that is refined to standards meeting or exceeding commercial standards for the sale of refined Zn, being in any case of a purity of at least 98.5%;

“Released Property” has the meaning set forth in section 2.7;

“Relinquishment Event” has the meaning set forth in section 2.7;

“Responding Party” has the meaning set forth in section 8.1;

“Royalty Holder Indemnified Parties” has the meaning set forth in section 6.1;

“Royalty Notice Documents” has the meaning set forth in section 2.4;

“Royalty Statement” has the meaning set forth in section 3.4;

“Sale” means a sale or transfer of title of a Product by or on behalf of the Owner or any Affiliate of the Owner to a Person, whether or not an Affiliate of the Owner and is deemed to include a deemed transfer of title to Products transported off the Property that the Owner elects to have credited to or held for its account by an Offtaker and is also deemed to include any Loss prior to any transfer or deemed transfer of title to Products;

“Selling Party” has the meaning set forth in section 2.3;

“Senior Lenders” means lenders arranged by the Owner or its Affiliates who provide senior secured project financing to the Owner or its Affiliates;

“Senior Security” means any encumbrance granted in favour of a Senior Lender;

“Silver Production” means either: (i) the quantity of Refined Ag measured in ounces that is outturned to the Owner’s account by a refinery; or (ii) the recoverable and saleable quantity of Ag contained in Ag bearing ores, metals (metals shall include bullion, concentrates or other forms) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties;

“Surface Leases” has the meaning set forth in Schedule “A” attached hereto;

“Third Party” has the meaning set forth in section 2.3;

“Third-Party Offer” has the meaning set forth in section 2.3;

“Third Party Share Consideration” has the meaning set forth in section 2.3;

“trading activities” has the meaning set forth in section 3.9;

“Transfer” when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions.  When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction;

“Zn” means zinc; and

“Zinc Production” means either: (i) the quantity of Refined Zn measured in pounds that is outturned to the Owner’s account by a refinery; or (ii) the recoverable and saleable quantity of Zn contained in Zn bearing ores, metals (metals shall include bullion, concentrates or other forms) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties.

1.2	Governing Law

Except for matters of title to the Property or the assignment or transfer of the Property, which will be governed by the law of the situs of the Property, this Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.3	Severability

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.4	Calculation of Time

If any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the end of the next following day which is a Business Day.

1.5	Headings

The headings to the articles and sections of this Agreement are inserted for convenience only and will not affect the construction hereof.

1.6	Other Matters of Interpretation

In this Agreement:

(i)	the singular includes the plural and vice versa;

(ii)	the masculine includes the feminine and vice versa;

(iii)	references to “article,” “section” and “subsection” are to articles, sections and subsections of this Agreement, respectively;

(iv)
all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(v)
all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(vi)
the words “hereto,” “herein,” “hereby,” “hereunder,” “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular article, part, section, exhibit or portion thereof.

ARTICLE 2
ROYALTY DESCRIPTION, RIGHT OF FIRST REFUSAL ETC.

2.1	Net Smelter Returns Royalties

In consideration of the payment of the sum of US$6.8 million (the “Base Metal Royalty Purchase Price”): (i) the Owner does hereby grant the Base Metal Royalty to the Royalty Holder; and (ii) commencing on the Effective Date the Owner agrees to pay to the Royalty Holder the Base Metal Royalty; all on the terms and conditions specified in this Agreement.

In consideration of the payment of the sum of US$3.2 million (the “Precious Metal Royalty Purchase Price”): (i) the Owner does hereby grant the Precious Metal Royalty to the Royalty Holder; and (ii) commencing on the Effective Date the Owner agrees to pay to the Royalty Holder the Precious Metal Royalty; all on terms and conditions specified in this Agreement.

The Base Metal Royalty and the Precious Metal Royalty shall rank pari passu.

In the event a court of competent jurisdiction determines that any provision of this Agreement violates the statutory or common law Rule Against Perpetuities, then such provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

2.2	Sale of Products Other Than to a Smelter or Refinery

If the Owner sells or causes the Sale of Products other than to a smelter or refinery, the Base Metal Royalty and the Precious Metal Royalty, as the case may be, shall be, without duplication, 1.2% of the gross value of recoverable Minerals contained in such Products without deductions except for such costs, charges, deductions and expenses that would have been applicable had the Owner processed the Minerals at a third party smelter or refinery.  The amount of recoverable Minerals contained in Products removed from the Property shall be calculated and determined based upon assays, metallurgical tests and such other analyses as are customary in the industry which are conducted in a manner satisfactory to the Owner and the Royalty Holder, acting reasonably.  If the Parties are unable to agree on the manner of conducting such assays, tests and analyses or the amount of the applicable costs, charges, deductions and expenses that would have been applicable, for a period of 30 days, either Party may refer the question to arbitration hereunder and the decision of the arbitrator shall be final and binding upon the Parties.  The gross value of such Minerals shall be determined by multiplying the amount of such recoverable Minerals by the Monthly Average Silver Price, the Monthly Average Lead Price or the Monthly Average Zinc Price or the monthly average price for the applicable other Products (that are not Ag, Pb or Zn) as the case may be for the Month of such sale.

2.3	Right of First Refusal3

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3 Deleted specific details deemed confidential by both parties for competitive and commercial reasons.

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2.4	Interest in Land

The Parties agree that, subject to the provisions of sections 2.7 and 2.8, the Base Metal Royalty and the Precious Metal Royalty on the Property will each be a covenant running with the Property, will be enforceable as an in rem interest in land which shall run with the Property and will be binding upon and enure to the benefit of the Parties and their respective successors and assigns, provided that for the Property that comprise Mining Leases;

(i)
the Base Metal Royalty and the Precious Metal Royalty thereon will be a covenant running with the Owner's leasehold interest in the Mining Leases for the entire term of the applicable lease and any and all renewals and extensions thereof; and

(ii)	any assignment or sublease of the Mining Leases shall include a provision requiring the assignee or sublessee to pay the Base Metal Royalty and the Precious Metal Royalty on the Mining Leases;

and further provided that for the Property that are the Owned Claims any conveyance by the Owner of the Property shall include a provision requiring the transferee to pay the Base Metal Royalty and the Precious Metal Royalty on the Owned Claims.

It is the intention of the Parties that to the extent permissible at law, both the Base Metal Royalty and the Precious Metal Royalty on the Owned Claims and the Mining Leases shall be registerable or otherwise recordable in all public places where interests in a royalty are recordable and the Owner shall execute and deliver such further documents as may be necessary for the timely and effective recording or registration of a caution, notice or caveat in respect of the Base Metal Royalty and the Precious Metal Royalty on the Owned Claims and the Mining Leases created by this Agreement, in such public places (the “Royalty Notice Documents”).

2.5	Tailings and Residue

All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively the “Materials”) resulting from the Owner’s operations and activities on the Property shall be the sole property of the Owner, but shall remain subject to the obligation to pay the Base Metal Royalty and the Precious Metal Royalty should the same be processed or reprocessed, as the case may be, in the future and result in Products.  The Owner shall have the right to dispose of Materials from the Property, whether on or off of the Property, and to commingle the same with Materials from other properties.  In the event Materials are processed or reprocessed, as the case may be, the Royalty applicable thereto shall be determined on a pro rata basis as determined by using such reasonable and customary engineering and technical practices as are then available.

2.6	Ore Processing

All determinations with respect to: (a) whether ore from the Property will be beneficiated, processed or milled by the Owner or sold in a raw state; (b) the methods of beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Property may be sold, shall be made by the Owner in its sole and absolute discretion.

2.7	Abandonment, Relinquishment or Non-Renewal

If the Owner or an affiliate of the Owner or any person related thereto wishes to abandon, relinquish or terminate or not renew (the “Relinquishment Event”): (a) all or any portion of the Owned Claims; or (b) all or any portion of the Mining Leases or the Surface Leases (the property in (a) and (b), being the “Released Property”), then the Owner shall provide the Royalty Holder with a minimum of 30 days prior written notice of such intended Relinquishment Event.

Upon receipt of the said notice, the Royalty Holder shall have a period of 10 days within which to advise the Owner in writing that it desires: (a) to take an assignment of the Mining Leases or the Surface Leases comprising Released Property; or (b) to acquire the Owned Claims comprising Released Property, by quitclaim deed, for consideration equal to US$10.

If the Royalty Holder shall forward such written notice to the Owner within the said 10 day period, the Owner shall thereafter do all such acts and things or shall cause all such acts and things to be done, at the  Royalty Holder’s own sole cost and expense, to assign or convey, as appropriate, the Released Property to the Royalty Holder for the said US$10 and to have the Released Property recorded or registered into the name of the Royalty Holder.  The Parties acknowledge and agree that any assignment of the Mining Leases or the Surface Leases to the Royalty Holder under this section 2.7 may require the consent of the lessor thereunder.

If the Royalty Holder does not forward the said written notice to the Owner within the said 10 day period, then the Owner or the affiliate of the Owner or the person related thereto shall have the right to complete the Relinquishment Event with respect to the applicable Released Property.

If a Relinquishment Event is completed and thereafter, the Owner or any Affiliate of the Owner or any person related to the Owner subsequently reacquires a direct or indirect beneficial interest in the Released Property then such Released Property will once again be subject to the obligation to pay the Base Metal Royalty and the Precious Metal Royalty with respect thereto.

2.8	Purchase of Base Metal Royalty and the Precious Metal Royalty

(a)
At any time between the Effective Date and the 30 month anniversary thereof, if and only if the Owner shall have entered into one or more metal stream agreements with respect to the Property with the Royalty Holder or any Affiliate of the Royalty Holder that have an aggregate upfront deposit of at least US$90.0 million (or such other smaller amount, in the Royalty Holder's sole discretion), the Owner shall have the exclusive and irrevocable right and option to purchase the Base Metal Royalty and the Precious Metal Royalty, without the exclusion of the other, by making a payment in cash by wire transfer to the Royalty Holder in the amount of US$6.8 million in respect of the Base Metal Royalty and US$3.2 million in respect of the Precious Metal Royalty.

(b)
If the Owner elects to purchase the Base Metal Royalty and the Precious Metal Royalty pursuant to section 2.8(a), payment by the Owner to the Royalty Holder shall be made with a minimum of 30 days prior written notice to the Royalty Holder.  Upon receipt of such payment set forth in section 2.8(a), without set off, deduction or defalcation, the Royalty Holder shall convey and /or cancel and surrender the Base Metal Royalty and the Precious Metal Royalty to the Owner by way of a mutually agreeable deed in recordable form, and such conveyance shall be made free and clear of all liens, claims and encumbrances arising by, through or under the Royalty Holder.  If the Royalty Holder fails to timely deliver such a deed within a further period of 30 days after receipt of the said aggregate US$10.0 million in cash by wire transfer (provided that the condition set forth in section 2.8(a) has been satisfied), the Base Metal Royalty and the Precious Metal Royalty shall be deemed to be cancelled without any further or other act by any Party hereto.

ARTICLE 3
PAYMENTS, TRADING ACTIVITIES AND BOOKS AND RECORDS

3.1	Payment Obligation

The obligation to pay the Base Metal Royalty and the Precious Metal Royalty will accrue when there has been a Sale (provided that any Base Metal Royalty and the Precious Metal Royalty due in respect of a Loss will accrue when the insurance proceeds are received by the Owner) and on the following bases:

(a)	there will be deemed to have been a Sale of treated metals upon the outturn of metals from such Products by the treatment facility to the account of the Owner;

(b)
the obligation to pay the Base Metal Royalty and the Precious Metal Royalty will accrue upon any Sale by the Owner to an unrelated third party that is not captured by section 3.1(a) and for which the Owner receives Gross Proceeds; and

(c)	any Base Metal Royalty and the Precious Metal Royalty due in respect of a Loss will accrue when the insurance proceeds are received by the Owner.

(d)
For greater certainty and without limitation, the Parties anticipate that 90% or more of the Base Metal Royalty and the Precious Metal Royalty shall be payable out of, or from the proceeds of, the production from the Property.

3.2	Provisional Settlements

Where the outturn of treated metals or a Sale (including an insurance settlement in respect of a Loss) is made on a provisional basis, the amount of the Base Metal Royalty and the Precious Metal Royalty payable will be based upon the amount of metal or other Products (or the value of the Loss) credited by such provisional settlement, but will be adjusted in the next quarterly payment due thereafter to account for the amount of metal or other Products (or the value of the Loss) established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be. If production has ceased, settlement will be made between the Parties by cash payment.

3.3	Due Date

Base Metal Royalty payments and Precious Metal Royalty payments will be due and payable quarterly on the last day of the first Month after the end of the calendar quarter in which the same accrued.

3.4	Royalty Statements

Base Metal Royalty payments and Precious Metal Royalty payments will be accompanied by a statement (the “Royalty Statement”) showing in reasonable detail on a Product by Product basis, as applicable, for the relevant quarter:

(a)	the quantities and grades of Products produced and for which there was a Sale in the quarter;

(b)	the Gross Proceeds of Sale received in the quarter (including without limitation by reason of a Loss);

(c)	the Allowable Deductions in the quarter;

(d)	any adjustments to provisional settlements; and

(e)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.5	Adjustments

Subject to section 3.2, all Base Metal Royalty payments and Precious Metal Royalty payments will be considered final and in full satisfaction of all obligations of the Owner with respect thereto, unless the Royalty Holder gives the Owner written notice describing and setting forth a specific objection to the determination thereof within 12 months after the receipt by the Royalty Holder of the quarterly Royalty Statement.  Such notice will specify the basis for the objection in reasonable detail.  In addition to the provisions of section 3.10 and 3.11, if the Royalty Holder objects to a particular quarterly Royalty Statement as herein provided, then:

(a)
the Royalty Holder will have the right, for a period of 90 days after the Owner receives notice of such objection, upon reasonable notice and at a reasonable time, and for a reasonable period of duration, to have the Owner's accounts and records relating to the calculation of the Base Metal Royalty and/or the Precious Metal Royalty, as the case may be, in question audited by a chartered accountant selected by the Royalty Holder and who enters into a confidentiality undertaking in favour of the Owner;

(b)
if such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Base Metal Royalty payment and/or Precious Metal Royalty payment, as the case may be, due hereunder.  If production has ceased, settlement will be made between the Parties by cash payment; and

(c)
the Royalty Holder will pay all costs of such audit unless a deficiency of two percent or more of the amount due to the Royalty Holder is determined to exist.  The Owner will pay the costs of such audit if a deficiency of two percent or more of the amount due is determined to exist.

Failure on the part of the Royalty Holder to make a claim on the Owner for adjustment in such 12 month period will establish the correctness of the payment and preclude the filing of exception thereto or the making of claims for adjustment thereon.

3.6	Conversion of Currency

All payments in respect of the Base Metal Royalty and the Precious Metal Royalty will be made in U.S. dollars.

3.7	Wire Transfer

Payments made under or pursuant to this Agreement will be made by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Owner not less than three Business Days prior to the dates upon which such payments are to be made.  The date the wire transfer process is initiated shall be the date of such payment, provided that the Royalty Holder receives such payment, and the Owner shall have no duty to otherwise apportion any payment to the Royalty Holder or its successors or assigns.

3.8	Payments in Kind

In the event that the Royalty Holder determines that it wishes to receive Base Metal Royalty payments and Precious Metal Royalty payments in the physical product in kind, the Royalty Holder shall provide written notice of such election including details of the Royalty Holder’s account at the final refiner or other processor of the applicable Minerals.  Upon timely receipt of such notice, the Owner shall direct any Offtaker that is the final refiner or other processor of the applicable Minerals to pay the Base Metal Royalty and/or the Precious Metal Royalty directly to the account of the Royalty Holder at the Offtaker.

All costs incurred by the Owner with respect to arranging for such payment in kind shall be for the account of the Royalty Holder and may be deducted from any subsequent payment of the Base Metal Royalty and/or the Precious Metal Royalty, as the case may be. The Royalty Holder shall be responsible for all costs associated with the transportation of and insurance relating to Base Metal Royalty payments and/or Precious Metal Royalty payments delivered in kind to the Royalty Holder and if such transportation costs are paid for by the Royalty Holder the same shall not be included as one of the Allowable Deductions pursuant to section (ii) of the definition of Allowable Deductions.

For greater certainty and without limitation, the Owner shall not be obligated to deliver Base Metal Royalty payments and/or Precious Metal Royalty payments in physical product in kind if the Owner shall suffer an adverse tax consequence thereby.  Title to Product delivered to the Royalty Holder set forth in this section 3.8 shall pass to the Royalty Holder at the time the Product is credited to the Royalty Holder at the Offtaker.

If the Royalty Holder has provided written notice that it wishes to receive Base Metal Royalty payments and/or Precious Metal Royalty payments in the physical product in kind, the Owner shall notify the Royalty Holder in writing at least three weeks prior to any change of Offtaker.

3.9	Trading Activities of Owner

The Owner will have the right to market and sell refined Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (the “trading activities”) which may involve the possible physical delivery of Products. The Base Metal Royalty and the Precious Metal Royalty will not apply to, and the Royalty Holder will not be entitled to participate in, the proceeds generated by the Owner, a shareholder of the Owner or an Affiliate of either in trading activities.  In determining the net proceeds from any Products subject to the Base Metal Royalty and the Precious Metal Royalty, the Owner will not be entitled to deduct from Gross Proceeds any Losses suffered by the Owner, a shareholder or an Affiliate in trading activities.

If the Owner engages in trading activities, the Base Metal Royalty and the Precious Metal Royalty will be determined on the basis of the value of the Products produced and without regard to the price or proceeds actually received by the Owner, for or in connection with the sale, or the manner in which a sale to a third party is made by the Owner. The aforementioned value will be determined through reference to the Monthly Average Silver Price, the Monthly Average Lead Price or the Monthly Average Zinc Price, or the monthly average price for the applicable other Products (that are not Ag, Pb or Zn), as the case may be, for the Month during which Products are credited to the Owner’s account with a smelter or refiner, or, if the Owner engages in trading activities in respect of Products other than refined metals, the Gross Proceeds will be determined on basis of the value of such Products at the time such Products or ores are actually delivered to third parties.

The Parties agree that the Royalty Holder is not a participant in the trading activities of the Owner, and therefore the Base Metal Royalty and the Precious Metal Royalty will not be diminished or improved by losses or gains of the Owner in any such trading activities.

3.10	Books and Records

The Owner shall keep true, complete and accurate books and records of all of its operations and activities with respect to the Property, including the mining of Minerals therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Minerals, prepared in accordance with good mining industry practice, consistently applied.  The Royalty Holder and/or its authorized representatives shall be entitled, upon delivery of three Business Days advance notice, during the normal business hours of the Owner, in a manner that does not unreasonably interfere with the Owner’s business, to perform audits or other reviews and examinations of the Owner’s books and records relevant to the calculation and payment of the Base Metal Royalty and the Precious Metal Royalty pursuant to this Agreement to confirm compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns.

Without limiting the generality of the foregoing, the Royalty Holder shall have the right to audit all invoices and other records relating to the transportation of Minerals from the Property to any mill, refinery or other processor at which Minerals from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Minerals in the form of concentrates, doré, slag or other waste products from any mill at which Minerals from the Property may be milled, to a processor.  The Royalty Holder shall diligently complete any audit or other examination permitted hereunder.  All expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of any Base Metal Royalty payments and/or the Precious Metal Royalty payments paid to the Royalty Holder hereunder in respect of the period being audited or examined in an amount greater than two percent of the amount of the Royalty properly payable with respect to such period, in which event all expenses of such audit or other examination shall be paid by the Owner.

In performing such audit the Royalty Holder and/or its agents shall have reasonable access to all sampling, assay, weighing, and production records, including all mining, stockpile and milling records of the Owner relating to the Property and any Minerals derived from the Property (and the Royalty Holder shall be allowed to make notes or a photocopy thereof, subject to the provisions of section 10.2), all of which such records shall be kept and retained by the Owner in accordance with good mining industry practice.

3.11	Annual Report

The Owner shall deliver to the Royalty Holder an Annual Report on or before 60 days after the last day of each fiscal year of the Owner.  With respect to the information referenced as item (v) in the definition of and included in any Annual Report, the Owner does not make or will not make any representation or warranty as to the accuracy, reliability or completeness of the same, and the Royalty Holder shall rely on the same at its sole risk.  The Parties agree that the Owner shall have no obligation to comply with or abide by any of the forecasts or schedules included in the information referenced as items (vi) and (vii) in the definition of and included in any Annual Report, and the Owner shall not have any liability to the Royalty Holder or any third party with respect to a failure to do so.

With respect to any Annual Report, the Royalty Holder shall have the right to dispute any information of the kind referenced as items (i) and (v) in the definition of Annual Report in accordance with the provisions of this section.  If the Royalty Holder disputes any of that information in an Annual Report:

(a)
the Royalty Holder shall notify the Owner in writing within 90 days from the date of delivery of the applicable Annual Report that it disputes the accuracy of that Annual Report (or any part thereof) (the "Audit Dispute Notice");

(b)
the Royalty Holder on the one hand and the Owner on the other hand shall have 90 days from the date the Audit Dispute Notice is delivered by the Royalty Holder to resolve the dispute.  If the Royalty Holder and the Owner have not resolved the dispute within the said 90 day period, a mutually agreed independent third-party expert will be appointed to prepare a report with respect to the dispute in question (the "Expert's Report").  If the Royalty Holder and the Owner have not agreed upon such expert within a further 10 days after the said 90 day period, then the dispute as to the expert shall be resolved by the dispute mechanism procedures set forth in Article 8;

(c)
if the Expert's Report concludes that the amount of the Base Metal Royalty and/or the Precious Metal Royalty which was to have been paid to the Royalty Holder was deficient by two percent or less from the Base Metal Royalty and/or the Precious Metal Royalty set out in the Annual Report, then the cost of the Expert's Report shall be borne by the Royalty Holder;

(d)
if the Expert's Report concludes that the amount of the Base Metal Royalty and/or the Precious Metal Royalty which was to have been paid to the Royalty Holder was deficient by more than two percent from the Base Metal Royalty and/or the Precious Metal Royalty set out in the Annual Report, then the cost of the Expert's Report shall be borne by the Owner; and

(e)
if the Royalty Holder or the Owner disputes the Expert's Report and such dispute is not resolved between the Parties within ten days after the date of delivery of the Expert's Report, then such dispute shall be resolved by the dispute mechanism procedures set forth in Article 8.

If the Owner does not deliver an Annual Report as required pursuant to this Article, the Royalty Holder shall have the right to perform or to cause its representatives or agents to perform, at the cost and expense of the Owner, an audit of the books and records of the Owner relevant to the Base Metal Royalty and the Precious Metal Royalty in conjunction with the provisions of section 3.10.  The Owner shall grant the Royalty Holder and its agents access to all such books and records on a timely basis during normal business hours. In order to exercise this right, the Royalty Holder must provide not less than three Business Days’ written notice to the Owner of its intention to conduct the said audit.  If within seven days of receipt of such notice, the Owner delivers the applicable Annual Report, then the Royalty Holder shall have no right to perform the said audit. If the Owner delivers the Annual Report before the delivery of the report prepared in connection with the said audit, the applicable Annual Report shall be taken as final and conclusive, subject to the rights of the Royalty Holder as set forth in Article 8.  Otherwise, absent any manifest or gross error in the Royalty Holder’s audit report, the Royalty Holder’s report shall be final and conclusive, subject to the provisions of Article 8.

3.12	Rights to Monitor Processing of Minerals

Subject at all times to the workplace rules and supervision of the Owner, the Royalty Holder shall at all reasonable times and upon reasonable notice and at its sole risk and expense, have:

(a)
a right of access by its representatives to the Property and to any mill used by the Owner to process Minerals derived from the Property (provided that in the event such mill is not owned or controlled by the Owner, such right of access shall only be the same as any such right of access of the Owner); and

(b)	the right:

(i)
to monitor the Owner's stockpiling and milling of ore or minerals derived from the Property and to take samples from the Property or from any mill or processor for the purposes of assay verifications; and

(ii)
to weigh or to cause the Owner to weigh or otherwise calculate the weight of all trucks transporting minerals from the Property to any mill processing Minerals from the Property prior to dumping of such ore and immediately following such dumping.

The Royalty Holder shall defend, indemnify and hold the Owner harmless from and against any Losses for damage to property or injury to or death of persons arising from any such inspection, or any inspection conducted pursuant to the provisions of section 9.2, except to the extent the same are caused by the gross negligence or wilful misconduct of the Owner.

ARTICLE 4
COVENANTS
4.1	Covenant Regarding Approvals

The Owner does hereby covenant and agree that it shall do all such acts and things and they shall not omit to do any acts or things as shall be necessary in order to obtain all necessary approvals as shall be required in order each of them to be able to execute, deliver and perform its obligations under this Agreement. This covenant shall not merge on the execution and delivery of this Agreement. A breach of this covenant shall be deemed to be a breach of this Agreement.

4.2	Covenant Regarding Senior Security

The Owner does hereby covenant and agree that if any of the Owner or its Affiliates shall seek to provide security to the Senior Lenders, then a minimum of 10 Business Days prior thereto, the Owner and the Senior Lenders shall execute and deliver to and in favour of the Royalty Holder, an Intercreditor Agreement.

4.3	Covenant Regarding Charge

The Owner does hereby covenant and agree that within 45 days of the Effective Date the Owner shall execute and deliver to and in favour of the Royalty Holder the Charge and shall provide the Royalty Holder with proof, to the reasonable satisfaction of the Royalty Holder, of submission of the Charge for registration or recordation in the Office of the Mining Recorder of the Northwest Territories and shall provide the Royalty Holder with proof, to the reasonable satisfaction of the Royalty Holder, of due registration or recordation of the Charge as soon as same can be obtained from the Mining Recorder. In addition, the Owner’s counsel will provide a written legal opinion to the Royalty Holder, which shall be satisfactory in form and substance to the Royalty Holder, acting reasonably, opining that, subject to reasonable qualifications and based on reasonable assumptions, that no charge or security is registered on the Mining Leases ranking in priority to the Charge, other than one which would constitute a Permitted Encumbrance.

The Owner does hereby additionally covenant and agree that it shall forthwith provide written notice to the Royalty Holder of the Owner’s receipt of amendments, revisions and/or expansions with respect to the Property. The Owner additionally covenants that it shall not, amend, supplement, waive, restate, supersede, terminate, cancel or release or otherwise consent to a breach of the provisions of the Charge without the prior written consent of the Royalty Holder, such consent not to be unreasonably withheld.

The Royalty Holder will agree to subordinate the Charge to security granted by the Owner or its Affiliates to any Senior Lenders but only if the Senior Lenders execute and deliver to and in favour of the Royalty Holder an Intercreditor Agreement.

4.4	Covenant Regarding Registration or Recordation of Royalties

The Owner does hereby covenant and agree that within 60 days after the Effective Date (or such other later date as the Royalty Holder may agree), the Owner shall provide the Royalty Holder with proof, to the reasonable satisfaction of the Royalty Holder, of the due registration or recordation of the Royalty Notice Documents in the Office of the Mining Recorder of the Northwest Territories.  If the Royalty Holder does not receive such proof within the said 60 days after the Effective Date (or such other later date as the Royalty Holder may agree), then the Royalty Purchase Price shall be due and owing by the Owner to the Royalty Holder and the Owner shall immediately forward to the Royalty Holder, in cash by wire transfer, the Base Metal Royalty Purchase Price and the Precious Metal Royalty Purchase Price, without setoff, deduction or defalcation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE
OWNER AND THE ROYALTY HOLDER

5.1	Representations and Warranties of the Owner

The Owner hereby represents and warrants to and in favour of the Royalty Holder and acknowledges and agrees that the Royalty Holder is entering into this Agreement on the basis of such representations and warranties, namely, that the Owner has the corporate power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by the Owner have been duly authorized by all required corporate or limited liability company action of the Owner and this Agreement represents a valid and binding obligation of the Owner duly enforceable against the Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

5.2	Representations and Warranties of Royalty Holder

The Royalty Holder represents and warrants to and in favour of the Owner and acknowledges and agrees that the Owner is entering into this Agreement on the basis of such representations and warranties, namely, that it has the corporate power, capacity and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by it has been duly authorized by all required corporate action and this Agreement represents a valid and binding obligation of the Royalty Holder duly enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally.

ARTICLE 6
INDEMNITIES

6.1	Indemnity by the Owner

The Owner does hereby agree to defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its successors and assigns (collectively, the “Royalty Holder Indemnified Parties”), and each of them, from and against any and all Losses that the Royalty Holder Indemnified Parties may sustain, suffer or incur as a result of:

(a)	a breach of this Agreement by the Owner; and

(b)
operations conducted on or in respect of the Property by or on behalf of the Owner that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including without limitation, Losses, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part thereof.

6.2	Indemnity by the Royalty Holder

The Royalty Holder does hereby agree to defend, indemnify, reimburse and hold harmless the Owner, its officers, directors, members, managers, shareholders, employees and their successors and assigns (collectively, the “Owner Indemnified Parties”), and each of them, from and against any and all Losses that the Owner Indemnified Parties may sustain, suffer or incur as a result of a breach of this Agreement by the Royalty Holder or arising from any  inspection conducted pursuant to the provisions of sections 3.12 or 9.2, except to the extent the same are caused by the gross negligence or wilful misconduct of the Owner.

ARTICLE 7
TRANSFER RIGHTS

7.1	Restricted Transfer Rights of the Owner

The Owner may Transfer, in whole or in part: (i) the Property; or (ii) its rights and obligations under this Agreement, the Charge and any Intercreditor Agreement; in either case so long as the following conditions are satisfied:

(a)	the Owner provides the Royalty Holder with at least 20 day's prior written notice of the intent to Transfer of the Owner;

(b)
any purchaser, merged company, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder to be bound by the terms of this Agreement, including without limitation, this section and the Royalty Holder does not suffer a material adverse effect in relation to the transactions set forth in this Agreement; and

(c)
any transferee of the Owner that is a mortgagee, chargeholder or encumbrancer obtains an agreement in writing in favour of the Royalty Holder from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of this Agreement, the Charge and the Intercreditor Agreement (with respect to the latter, if applicable).

7.2	Transfer Rights of the Royalty Holder

The Royalty Holder shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement to another Person upon the delivery to the Owner of ten Business Days prior written notice.  In such a case, provided that such other Person has agreed in writing with the Owner to be bound by such transferred or encumbered obligations under this Agreement, the Royalty Holder shall be released from such transferred obligations under this Agreement.

Notwithstanding the foregoing, the Royalty Holder shall have the right to Transfer by way of encumbrance, in whole or in part, its rights and obligations under this Agreement to one or more lenders providing financing to the Royalty Holder without notice to, or the consent of, the Owner.   Provided such transferee has agreed in writing with the Owner that if it enforces such encumbrance it will provide notice to the Owner and upon delivery of such notice, (which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement,) such transferee shall become a party to this Agreement with all of the rights and obligations of the Royalty Holder. In the case of a Transfer by way of encumbrance which is subsequently enforced by such transferee, the Royalty Holder shall not be released from its obligations under this Agreement

7.3	Project Financing of the Owner

The Owner covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Property shall not allow for the lenders to prohibit or interfere with any Base Metal Royalty payments or Precious Metal Royalty payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Base Metal Royalty payments or Precious Metal Royalty payments due to the Royalty Holder hereunder.

In connection with any such project financing the Owner shall obtain at the closing of such project financing a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Base Metal Royalty obligations and the Precious Metal Royalty obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of any of the payments of the Base Metal Royalty and/or Precious Metal Royalty hereunder.

ARTICLE 8
DISPUTE RESOLUTION

8.1	Arbitration

In the event of a dispute in relation to this Agreement, including without limitation, the existence, validity, performance, breach or termination hereof or any matter arising hereunder, including whether any matter is subject to arbitration, the Parties agree to negotiate diligently and in good faith in an attempt to resolve such dispute. Failing resolution satisfactory to either Party, within ten days of the time frame specified herein or if no time frame is specified within ten days of the delivery of notice by either Party of the said dispute, which shall be after the dispute remains open for a period of 90 days, either Party may request that the dispute be resolved by binding arbitration, conducted in English, in Vancouver, British Columbia, pursuant to the domestic commercial arbitration rules of the British Columbia International Commercial Arbitration Centre (the “BCICAC”).  The appointing authority shall be the BCICAC and the case shall be administered by the BCICAC in accordance with its Domestic Commercial Arbitration Rules of Procedure, subject to the following:

(a)
To demand arbitration, either Party (the "Demanding Party") shall give written notice (the "Dispute Notice") to the other Party (the "Responding Party"), which Dispute Notice shall toll the running of any applicable limitations of actions by law or under this Agreement.  The Dispute Notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested.  Within 15 Business Days of receipt of the Dispute Notice, the Responding Party shall answer the demand in writing, responding to the allegations and issues that are disputed.

(b)
The Demanding Party and the Responding Party shall mutually agree upon one single qualified arbitrator within seven Business Days of the Responding Party's answer, failing which either the Demanding Party or the Responding Party may request the BCICAC to appoint one qualified arbitrator within five Business Days of the Responding Party's answer.  The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated.

(c)
No later than 15 Business Days after hearing the representations and evidence of the Parties, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Parties. The written decision of the arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes.

(d)	The arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitratable) and all matters of procedure relating to the arbitration.

(e)
The arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Parties in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute.

(f)	All papers, notices or process pertaining to an arbitration hereunder may be served on a Party as provided in this Agreement.

(g)
The Parties agree to treat as Confidential Information, in accordance with the provisions of section 10.2, the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing part of this section, a Party may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling and as permitted under section 10.2 or where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements,

ARTICLE 9
OPERATION OF THE PROPERTY

9.1	Owner to Determine Operations

The Owner will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so.

The Owner may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Product at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Owner will not be liable for mineral values lost in processing under sound practices and procedures, and no Base Metal Royalty or Precious Metal Royalty will be due on any such lost mineral values.

The Owner shall be entitled to temporarily stockpile, store or place ores, concentrates or other Product produced from the Property in any locations owned, leased, rented or otherwise controlled by the Owner or its Affiliates, provided the same are appropriately identified as to ownership and origin and secured from loss, theft, tampering and contamination.

The Owner will owe the Royalty Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Owner may determine in its sole and unfettered discretion.

9.2	Commingling

Commingling of Products from the Property with other ores, doré, concentrates, metals, minerals or mineral by-products produced elsewhere is permitted, provided that reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products.  The Royalty Holder will have the right, during reasonable business hours and upon prior notice to the Owner, to enter upon the Property and to inspect the plant and procedures followed by the Owner with respect to allocations made under this section, provided that such entry will be at the sole risk and cost of the Royalty Holder, and in compliance with applicable safety rules and regulations.

9.3	Nature of Royalty Holder’s Interest

The Base Metal Royalty payable and Precious Metal Royalty payable to the Royalty Holder shall be payable only on production of Products from the Property, and not production from any other properties adjacent to or in the vicinity of the Property.  The Royalty Holder shall not have any possessory or working interest in the Property, nor any of the incidents of such interest.

ARTICLE 10
MISCELLANEOUS

10.1	Other Activities and Interests

This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property.  Save and except as herein specifically provided, each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein including activities involving mineral claims or mineral leases adjoining the Property.

10.2	Confidentiality

All information, data, reports, records, analyses, economic and technical studies and test results relating to the Property and the activities of the Owner or any other party thereon and the terms and conditions of this Agreement, all of which will hereinafter be referred to as “Confidential Information,” will be treated by the Royalty Holder as confidential and will not be disclosed to any person not a party to this Agreement, except in the following circumstances:

(a)
the Royalty Holder may disclose Confidential Information to its auditors, legal counsel, tax and financial advisors, institutional lenders, brokers, underwriters and investment bankers, provided that such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(b)
the Royalty Holder may disclose Confidential Information to prospective purchasers of the Royalty Holder's right to receive the Base Metal Royalty and/or Precious Metal Royalty, provided that each such prospective purchaser first agrees in writing to hold such information confidential in accordance with this section and to use it exclusively for the purpose of evaluating its interest in purchasing such right;

(c)
the Royalty Holder and the Owner may disclose Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, and the Owner agrees to provide to the Royalty Holder all such information as the Royalty Holder, acting reasonably, determines is necessary or desirable to fulfill the Royalty Holder's disclosure obligations and requirements under applicable securities laws, provided that prior to making any such disclosure the Royalty Holder shall give the Owner three Business Days' prior written notice and the opportunity to comment on such disclosure. Additionally, the Owner agrees to use its reasonable efforts to ensure that the "qualified person" of the Owner (for the purposes of National Instrument 43 101) reviews and comments upon all requisite securities documents of the Royalty Holder that contain and disclose scientific and technical information with respect to the Base Metal Royalty and Precious Metal Royalty, including without limitation, annual information forms and press releases and to ensure that the Royalty Holder may quote and rely upon such "qualified person" in any such document, all as required by requisite securities laws, provided that any additional cost incurred by the Owner or such "qualified person" in any such review will be for the account of the Royalty Holder; or

(d)	with the prior written approval of the Owner.

Any Confidential Information that becomes a part of the public domain by no act or omission in breach of this section will cease to be confidential information for the purposes of this section.  The Royalty Holder agrees that any Confidential Information it discloses under section 10.2(c) shall be accompanied by public-company standard disclaimers regarding reliance on forward-looking statements.

10.3	No Partnership

This Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including without limitation, a joint venture, mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and neither of the Parties will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of an other Party.  Nothing herein contained will be deemed to constitute a Party the partner, agent, joint venturer or legal representative of another Party.

10.4	No Waivers

No waiver of or with respect to any term or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party, and then such waiver shall be effective only in the specific instance and for the purpose for which given.  No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, on the part of a Party hereunder, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

10.5	Time of the Essence

Time shall be of the essence in the performance of any and all of the obligations of the Parties hereunder, including without limitation, the payment of monies.

10.6	Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Agreement.

10.7	Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Agreement will be effective unless in writing executed subsequent to the date hereof by both Parties.  No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties.  There are no implied covenants contained herein.

10.8	Notice

Any notice, demand, consent or other communication (“Notice”) given or made under the Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)
must be delivered to the intended recipient by hand, by overnight courier, or fax or email to the address or fax number below or the address, email address or fax number last notified by the intended recipient to the sender:

If to the Owner:

650 West Georgia Street
Suite 1710, P. O. Box 11644
Vancouver, BC V6B 4N9

Attention:	President and Chief Executive
Fax No.:	(604) 688-2043
Email:	info@canadainzinc.com

If to the Royalty Holder, to:

Suite 1400, 400 Burrard Street
Vancouver, BC V6C 3A6

Attention:	President and Chief Executive Officer
Fax No.:	(604) 689-7317
Email:	NWatson@sandstormltd.com

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC V6C 3E8

Attention:	Jennifer Traub
Fax No.:	(604) 691-6120
Email:	jtraub@casselsbrock.com

(c)	will be deemed to be duly given or made when delivered;

but if the result is that a Notice would be deemed to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4:00 pm (local time) it will be deemed to have been duly given or made at the commencement of business on the next Business Day in that place.

10.9	Counterparts

This Agreement may be executed in multiple counterparts, by original, pdf or telefacsimile signature, each of which will constitute an original, but all of which together will constitute one and the same instrument.

10.10	Parties in Interest

This Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

10.11	Tax Laws

Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Party in implementing any reasonable proposed adjustments to the structure of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that such adjustments shall not or would not be reasonably likely to result in the non-proposing Party incurring any significant costs or liabilities.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

CANADIAN ZINC CORPORATION
Per:	SIGNED
Authorized Signing Officer

SANDSTORM METALS & ENERGY LTD.
Per:	SIGNED
Authorized Signing Officer

SCHEDULE “A”

DESCRIPTION OF PRAIRIE CREEK PROPERTY

The Prairie Creek Property is located in the Northwest Territories, 500 kilometres west of Yellowknife and comprises 8,218 hectares of land. The Prairie Creek Property consists of a 100 percent interest in the mining leases, surface leases and staked mineral claims described below and shown on a map on the following page, which map forms a part of this Schedule “A”.

●
Mining Leases Numbers 2854, 2931, 2932, 2933, 3313, 3314, 3315 and 3338; (8,749.4 acres), expiring from July 17, 2019 to August 5, 2020; and Gate mining leases Numbers 5113, 5114, 5115 and 5116 (9,245.4 acres) expiring September 9, 2030 (the “Mining Leases”)

●	Surface Leases Numbers 95 F/10-5-5 and 95 F/10-7-4; (325.81 acres) (the “Surface Leases”)

●	Mineral Claims: Way 5 claim (1,807.75 hectares) is in good standing until November 1, 2013 (the “Owned Claims”)

SCHEDULE “A” Continued

400000m E
410000m E
6840000m N
6830000m N
6820000m N
NAHANNI NATIONAL PARK RESERVE BOUNDARY
LEASE 3313
LEASE 3314
WAY 6
K01369
GATE 1
5113
PRAIRIE CREEK
GATE 2
5114
GATE 3
5115
GATE 4
5116
ACCESS ROAD
LEASE
3338
LEASE
2933
LEASE
2932
LEASE
3315
SURFACE LEASE
95-F10-7-4
SURFACE LEASE
95-F10-5-5
LEASE
2931
PRAIRIE CREEK
MINE SITE
PRAIRIE CREEK
LEASE
2854
CANADIAN ZINC
CORPORATION
LEGEND
Trench
Land Tenure Boundary
Park Boundary
SCALE
0 500 1,000 1,500 2,500
Metres
PRAIRIE CREEK MINE
Date: July 2012
File: Land_Tenure2012.dwg

FIGURE 1-4:
LOCATION OF
Land Tenures

SCHEDULE “B”

PERMITTED ENCUMBRANCES

The following encumbrances are deemed to be Permitted Encumbrances:

(i)
any security interest, bond or deposit under workers' compensation, social security, environmental, development, mining or similar legislation or in connection with permitting, tenders, leases, contracts or expropriation proceedings or to secure public or statutory obligations, surety and appeal bonds or costs of litigation, all where required by law;

(ii)
any security interest, or privilege imposed by law, such as builders', mechanics', material men's, carriers', warehousemen's and landlords' liens and privileges; or any security interest or privilege arising out of judgments or awards with respect to the Property which the Owner at the time is prosecuting an appeal or proceedings for review and with respect to which it has secured a stay of execution pending such appeal or proceedings for review; or any security interest for taxes, assessments or governmental charges or levies against the Property not at the time due and delinquent or the validity of which is being contested at the time by the Owner in good faith; or any undetermined or inchoate security interest or privilege incidental to current operations that has not been filed pursuant to law against the Owner or that relates to obligations not due or delinquent; or the deposit of cash or securities in connection with any security interest or privilege referred to in this paragraph;

(iii)
any right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit held or acquired by the Owner in respect of the Property or by any statutory provision, to terminate the lease, license, franchise, grant or permit or to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

(iv)
any security interest created or assumed by the Owner in favour of a public utility or any municipality or governmental or other public authority when required by the utility, municipality or other authority in connection with the operations of the Property;

(v)
any reservations, limitations, provisos and conditions expressed in original grants of the mining leases, surface leases and staked mineral claims from the Crown, the Territorial or federal government or agencies thereof and any reservations and exceptions contained in, or implied by statute;

(vi)
any easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to the property's use of real property within the Property that do not in the aggregate materially detract from the value of such property or materially impair its use in the operation of the Property;

(vii)	Encumbrances in favour of governmental authorities securing reclamation obligations of the Property;

(viii)
any municipal by-laws or regulations affecting the Property or its respective use and any other municipal land use instruments including, without limitation, official plans and zoning and building by-laws, as well as decisions of the Committee of Adjustment or any other competent authority permitting variances therefrom, and all applicable building codes;

(ix)
any security interest granted to or in favour of a vendor of an asset or assets purchased or to be purchased by the Owner as security for the whole or any part of the purchase consideration, or any royalty or other interest retained by such vendor, secured only on such purchased assets;

(x)	all rights to royalties arising pursuant to applicable laws;

(xi)	all other Encumbrances that have been accepted in writing by the Royalty Holder; and

(xii)	the Base Metal Royalty and the Precious Metal Royalty.